Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp
651-704-5818
bdallen@imation.com
Imation Corp Announces
CEO to Take
Medical Leave of Absence
Oakdale, MN (November 9, 2006) — Imation Corp (NYSE:IMN) announced that Chairman and Chief Executive Officer Bruce Henderson is taking a leave of absence to pursue medical treatment for a malignant tumor first diagnosed last August. Chief Operating Officer Frank Russomanno has been named President, Chief Operating Officer and acting CEO by Imation’s Board of Directors.
“I’m grateful for the warm messages of support I’ve received since I started treatment last August. Now I’ve made the decision to focus my energy at this time on my health and my medical treatment,” Mr. Henderson said.
Linda Hart, Vice Chairman and CEO of Hart Group, Inc. and Imation’s lead independent director issued the following statement on behalf of the entire board: “Our thoughts are with Bruce and his family at this time, while he concentrates on his health. We also are confident that, under Frank Russomanno’s experienced leadership, Imation will keep us on a path of profitable growth. ”
About Imation Corp
Imation Corp is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.
Risk and Uncertainties
Certain information contained in this report, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully integrate the Memorex acquisition and achieve anticipated benefits and synergies; our ability to successfully defend our intellectual property, including the Memorex brand and patent and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits in a timely manner from the Moser Baer and other strategic relationships, including the Global Data Media joint venture and Exabyte relationships; the competitive pricing environment; foreign currency fluctuations; the outcome of any pending or future litigation, including the Philips litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in our other filings with the Securities and Exchange Commission from time to time.

Executive Biographies:
Bruce Henderson, age 57, was named chairman of the board and chief executive officer for Imation in May 2004. Prior to leading the Imation team, Bruce was chief executive of Edgecombe Holdings LLC, a private investment company based in Richmond, Va. He is the former chief executive of Invensys Control Systems, a $3.5 billion operating unit of London-based Invensys plc and a leader in home and commercial automation. He also served as chief executive of Invensys Software Systems, a $2 billion provider of mission-critical software for e-enterprise and industrial-control applications.
He is co-author of Lean Transformations: How to Transform Your Business Into a Lean Enterprise.
Bruce holds two bachelor’s degrees from Brown University, a B.S. in electrical engineering, and a B.A. in political science. He also holds a MBA in finance from the Wharton School of business at the University of Pennsylvania.
Frank Russomanno, age 59, president and acting chief executive officer, was named chief operating officer for Imation Corp in 2003. In this role, Russomanno has led the worldwide sales and marketing operations as well as global product strategy, R&D, manufacturing and sourcing.
Previously, Russomanno was president of Imation Data Storage and Information Management business. In this position, he led the company data storage businesses, including Imation personal storage media business which focused on optical storage solutions, such as CD and DVD technologies, and Imation data storage media and services business which concentrated on removable magnetic media such as tape technology.
Russomanno holds a bachelor degree in history from Seton Hall University. He has also received an MA degree from Oklahoma University and an MBA from Monmouth College. In addition, Russomanno currently serves on the board of directors for the International Recording Media Association.